Exhibit 10.37

NOTICE OF GRANT OF STOCK OPTION AWARD

ANNIE’s, INC.

OMNIBUS INCENTIVE PLAN

FOR GOOD AND VALUABLE CONSIDERATION, Annie’s, Inc. (the “Company”) has granted on the Date of Grant (set forth below), pursuant to the provisions of the Company’s Omnibus Incentive Plan, as may be amended from time to time (the “Plan”), to the Participant designated in this Notice of Grant of Stock Option Award (the “Notice”) an option to purchase the number of shares of the common stock of the Company set forth in the Notice (the “Shares”), subject to certain restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Stock Option Award (collectively, the “Agreement”).

Optionee:		Date of Grant:

Exercise Price per Share: $		Type of Option: Non-Qualified Stock Option

Total Number of Shares Granted:		Expiration Date:

Vesting Schedule:	Date of Vesting	Vested %	Vested Amount

Vesting may be subject to acceleration upon the Optionee’s death or disability, as described below, or after a Change in Control under the circumstances described under Section 2(c).

Exercise After Termination of Service:

Termination of Service for any reason other than death, disability or for Cause: any non-vested portion of the Option expires immediately and the vested portion of the Option is exercisable for a period of thirty (30) days following the Optionee’s Termination;

Termination of Service due to death or disability: any non-vested portion of the Option is deemed vested and exercisable and the Option is exercisable by the Optionee (or, in the event of the Optionee’s death, the Optionee’s Beneficiary) for one year after the Optionee’s Termination;

Termination of Service for Cause: any vested and non-vested portion of the Option expires immediately and Option is no longer subject to exercise following the Optionee’s Termination.

In no event may this Option be exercised after the Expiration Date as provided above.

By signing below, the Optionee agrees that this Stock Option Award is granted under and governed by the terms and conditions of the Plan and the Agreement.

[Participant Name]	Annie’s, Inc.

By:
Title:
Date:	Date: , 20

TERMS AND CONDITIONS OF STOCK OPTION AWARD

1. Grant of Option. The Option granted to the Optionee and described in the Notice of Grant is subject to the terms and conditions of the Company’s Omnibus Incentive Plan, as may be amended from time to time (the “Plan”), which is incorporated by reference in its entirety into these Terms and Conditions of Stock Option Award.

The Committee has approved an award to the Optionee of a number of shares of the Company’s Common Stock. For purposes of the Notice and these Terms and Conditions, any reference to the Company shall include a reference to any Subsidiary or Affiliate.

This Option is not intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code. The Company intends that this Option not be considered to provide for the deferral of compensation under Section 409A of the Code and that this Agreement shall be so administered and construed. Further, the Company may modify the Plan and this Award to the extent necessary to fulfill this intent.

2. Exercise of Option.

(a) Right to Exercise. This Option shall be exercisable, in whole or in part, during its term in accordance with the Vesting Schedule set out in the Notice of Grant and with the applicable provisions of the Plan and this Option Agreement. No Shares shall be issued pursuant to the exercise of an Option unless the issuance and exercise comply with applicable laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares. The Committee may, in its discretion, (i) accelerate vesting of the Option, or (ii) extend the applicable exercise period to the extent permitted under Section 6.03 of the Plan.

(b) Method of Exercise. The Optionee may exercise the Option by delivering an exercise notice in a form approved by the Company (the “Exercise Notice”) which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Shares exercised. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.

(c) Effect of a Change in Control. In the event of the Optionee’s Termination of Service without Cause within twenty-four(24) months after a Change in Control, subject to the Optionee’s delivering a fully effective release of claims in the form provided by the Committee, all Options outstanding on the date of such Termination that have not previously vested or terminated under the terms of this Agreement shall be immediately and fully vested and exercisable and the Options shall remain exercisable for a period of thirty-six (36) months following such Termination, subject to earlier termination as of the Expiration Date. In addition, if the Option is not assumed or substituted in connection with (or would otherwise be canceled or terminated on) a Change in Control, all Options outstanding on the date of such Change in Control that have not previously vested or terminated under the terms of this Agreement shall be immediately and fully vested and exercisable and the Optionee shall be given a reasonable opportunity to exercise the Option prior to the Change in Control.

3. Method of Payment. If the Optionee elects to exercise the Option by submitting an Exercise Notice under Section 2(b) of this Agreement, the aggregate Exercise Price (as well as any applicable withholding or other taxes) shall be paid by cash or check; provided, however, that the Committee may consent, in its discretion, to payment in any of the following forms, or a combination of them:

(a) cash or check;

(b) a “net exercise” (as described in the Plan) or through a broker-assisted cashless exercise program approved by the Company in connection with the Plan;

(c) surrender of other Shares owned by the Optionee which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares and any applicable withholding; or

(d) any other consideration that the Committee deems appropriate and in compliance with applicable law.

4. Restrictions on Exercise. This Option may not be exercised if the issuance of the Shares upon exercise or the method of payment of consideration for those shares would constitute a violation of any applicable law or regulation.

5. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee; provided, however, that the Optionee may transfer the Option (i) pursuant to a qualified domestic relations order (as defined by the Code or the rules thereunder) or (ii) to any “family member” (as defined below) of the Optionee or to a trust, limited liability company, family limited partnership or other equivalent vehicle, established for the exclusive benefit of one or more family members of the Optionee by delivering to the Company a Notice of Assignment in a form acceptable to the Company. No transfer or assignment of the Option to or on behalf of a family member under this Section 5 shall be effective until the Company has acknowledged such transfer or assignment in writing. For purposes of this provision, “family member” has the meaning as set forth in Section A.1.(5) of the general instructions of Form S-8, as may be amended from time to time. Following transfer, the Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

6. Covenants and Conditions on Awards and Recovery.

(a) Covenants. As a condition for participation in the Plan and the receipt of any benefits under this Agreement, the Optionee agrees and covenants that at any time during the Optionee’s service with the Company and for a period of twenty-four (24) months following the Optionee’s Termination of Service for any reason, the Optionee shall not, directly or indirectly, (1) disclose or use any confidential information pertaining to the Company, its Affiliates or its Subsidiaries other than in the proper performance of the Optionee’s duties or responsibilities with respect to the Company; (2) attempt, directly or indirectly, to induce any employee of the Company, its Affiliates or its Subsidiaries to be employed or perform services elsewhere; or (3) disparage the Company, its Affiliates or its Subsidiaries or any of their respective officers or directors. The determination of whether any conduct, action or failure to act falls within the scope of activities contemplated by this Section shall be made by the Committee, in its discretion, and shall be final and binding upon the Optionee. A determination that any particular conduct, action or failure falls outside the scope of activities contemplated by this Section shall not imply that, or be determinative of whether, such conduct, action or failure is otherwise lawful or appropriate.

(b) Recovery of Award Upon Violation of Covenants. In the event that the Committee determines that the Optionee has violated any of the covenants contained in Section 6(a), then:

(i) all of the Optionee’s unexercised Options shall terminate immediately;

(ii) to the extent that the Optionee holds shares of Common Stock acquired upon exercise of any vested Option, the Optionee upon notice from the Company of the Optionee’s obligations under this Section 6(b)(ii), shall, at the option of the Company, either: (1) immediately deliver to the Company an amount in cash equal to the then-Fair Market Value of such Common Stock less the aggregate exercise price paid by or on behalf of the Optionee with respect to such exercised shares, or (2) sell such Common Stock to the Company for an amount equal to the aggregate exercise price paid by or on behalf of the Optionee with respect to such exercised shares; and

(iii) to the extent that the Optionee has disposed of shares of Common Stock acquired upon exercise of any vested Option, the Optionee upon notice from the Company of the Optionee’s obligations under this Section 6(b)(iii), shall immediately pay the Company an amount equal to the amount realized by the Optionee upon the disposition of such Common Stock or, if the disposition was not an arm’s-length transaction with an unrelated party, an amount equal to the then-Fair Market Value of such Common Stock less the aggregate exercise price paid by or on behalf of the Optionee with respect to such exercised shares.

The notice described in subsections (ii) and (iii) above may be given at any time within twelve months after the expiration of the applicable covenant period under Section 6(a).

(c) Recovery of Compensation in Connection with Financial Restatement. Notwithstanding any other provision of these Terms and Conditions, if the Board determines that the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the law within a period of three (3) years following the original issuance of such financial statements (or such longer period as may be required under applicable law), whether such noncompliance is the result of misconduct or other circumstances, the Optionee shall be required to reimburse the Company for any amounts earned or payable with respect to this Award to the extent the Board reasonably determines that the amount earned by or paid to the Participant exceeds the amount earned or payable based on the restated financial statements, or otherwise to the extent required by and in accordance with applicable law and any Company policies.

(d) Retention of Exercised Shares in Compliance with Company Share Ownership and Retention Policies. The Options and any shares of Common Stock acquired upon exercise of any vested Option shall be subject to compliance with any applicable share ownership or retention policies adopted from time to time by the Company.

7. Withholding.

(a) The Committee shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any income recognized by the Optionee with respect to the Option Award. The Optionee shall be required to meet any applicable tax withholding obligation in accordance with the provisions of Section 11.05 of the Plan.

(b) Subject to any rules prescribed by the Committee, the Optionee shall have the right to elect to meet any withholding requirement (i) by having withheld from this Award at the appropriate time that number of whole shares of Common Stock whose fair market value is equal to the amount of any taxes required to be withheld with respect to such Award, (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such Award or (iii) by a combination of shares and cash.

8. Defined Terms. Capitalized terms used but not defined in the Notice and these Terms and Conditions shall have the meanings set forth in the Plan.

9. Optionee Representations. The Optionee hereby represents to the Company that the Optionee has read and fully understands the provisions of the Notice, these Terms and Conditions and the Plan and the Optionee’s decision to participate in the Plan is completely voluntary. Further, the Optionee acknowledges that the Optionee is relying solely on his or her own advisors with respect to the tax consequences of this stock option award.

10. Regulatory Limitations on Exercises. Notwithstanding the other provisions of this Option Agreement, no option exercise or issuance of shares of Common Stock pursuant to this Option Agreement shall be effective if (i) the shares reserved under the Plan are not subject to an effective registration statement at the time of such exercise or issuance, or otherwise eligible for an exemption from registration, or (ii) the Company determines in good faith that such exercise or issuance would violate any applicable securities or other law or regulation.

11. Miscellaneous.

(a) Notices. All notices, requests, deliveries, payments, demands and other communications which are required or permitted to be given under these Terms and Conditions shall be in writing and shall be either delivered personally or sent by registered or certified mail, or by private courier, return receipt requested, postage prepaid to the parties at their respective addresses set forth herein, or to such other address as either shall have specified by notice in writing to the other. Notice shall be deemed duly given hereunder when delivered or mailed as provided herein.

(b) Waiver. The waiver by any party hereto of a breach of any provision of the Notice or these Terms and Conditions shall not operate or be construed as a waiver of any other or subsequent breach.

(c) Entire Agreement. These Terms and Conditions, the Notice and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof.

(d) Binding Effect; Successors. These Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in these Terms and Conditions, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

(e) Governing Law. The Notice and these Terms and Conditions shall be governed by and construed in accordance with the laws of the State of Delaware.

(f) Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of these Terms and Conditions.

(g) Conflicts; Amendment. The provisions of the Plan are incorporated in these Terms and Conditions in their entirety. In the event of any conflict between the provisions of these Terms and Conditions and the Plan, the provisions of the Plan shall control. The Agreement may be amended at any time by written agreement of the parties hereto.

(h) No Right to Continued Service. Nothing in the Notice or these Terms and Conditions shall confer upon the Optionee any right to continue in the employ or service of the Company or affect the right of the Company to terminate the Optionee’s employment or service at any time.

(i) Further Assurances. The Optionee agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Notice and these Terms and Conditions and the Plan.